As filed with the Securities and Exchange Commission on June 26, 2024

Registration No. 333-280325

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 AMENDMENT NO.1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CROWN ELECTROKINETICS CORP.
(Exact name of registrant as specified in its charter)

Delaware	47-5423944
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1110 NE Circle Blvd.
Corvallis, OR 97330
(Address of Principal Executive Offices) (Zip Code)

Crown Electrokinetics Corp. 2024 Employee Incentive Plan
(Full title of the plan)

Doug Croxall
Chief Executive Officer
1110 NE Circle Blvd.
Corvallis, Oregon 97330
(800) 674-3612
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 (212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Amendment to the Registration Statement on Form S-8 filed by Crown Electrokinetics Corp. (the “Registrant”) on June 20, 2024 to register a total of 19,000,000 shares of the Registrant’s common stock, $0.001 par value per share, pursuant to the Crown Electrokinetics Corp. 2024 Employee Incentive Plan is being filed to include Exhibit 5, which was inadvertently omitted due to a technological error.

Item 8. Exhibits

Exhibit No.	Document Description
5.1	Opinion of Pryor Cashman LLP*

23.1	Consent of Marcum LLP*

23.2	Consent of Pryor Cashman LLP (included as part of Exhibit 5.1)*

99.1	Crown Electrokinetics Corp. 2024 Employee Incentive Plan*

107	Filing Fee Table*

* Previously filed

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on June 26, 2024.

CROWN ELECTROKINETICS CORP.

By:	/s/ Doug Croxall
Name:	Doug Croxall
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Doug Croxall	Chairman and Chief Executive Officer	June 26, 2024
Doug Croxall	(Principal Executive Officer)

/s/ Joel Krutz	Chief Financial Officer, Chief Operating Officer and Director	June 26, 2024
Joel Krutz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Daniel Marcus	Director	June 26, 2024
Daniel Marcus

/s/ Dr. DJ Nag	Director	June 26, 2024
Dr. DJ Nag

/s/ Scott Hobbs	Director	June 26, 2024
Scott Hobbs